                                                                     EXHIBIT 3.1

                          SECOND AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION

                                      OF

                               HEALTHCENTRAL.COM


     The undersigned, Albert L. Greene and Mark A. Medearis, hereby certify that:

     1. They are the duly elected and acting President and Secretary, respectively, of HealthCentral.com, a California corporation.

     2. The Articles of Incorporation of this corporation shall be amended and restated to read in full as follows:

                                  "ARTICLE I

     The name of this corporation is HealthCentral.com (the "Corporation").
                                                             -----------

                                  ARTICLE II

     The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                  ARTICLE III

     (A) Classes of Stock.  The Corporation is authorized to issue two classes
         ----------------
of stock to be designated, respectively, "Common Stock" and "Preferred Stock."
                                          ------------       ---------------
The total number of shares which the Corporation is authorized to issue is Twenty Six Million Nine Hundred Thousand (26,900,000) shares, each with a par value of $0.001 per share. Twenty Two Million Two Hundred Thousand (22,200,000) shares shall be Common Stock and Four Million Seven Hundred Thousand (4,700,000) shares shall be Preferred Stock.

     (B) Rights, Preferences and Restrictions of Preferred Stock.  The Preferred
         -------------------------------------------------------
Stock authorized by these Second Amended and Restated Articles of Incorporation (the "Restated Articles") may be issued from time to time in one or more series. The first series of Preferred Stock shall be designated "Series A Preferred
                                                         ------------------
Stock" and shall consist of One Million Two Hundred Eight Thousand Six Hundred
- -----
(1,208,600) shares. The second series of Preferred Stock shall be designated "Series B Preferred Stock" and shall consist of Three Million Four Hundred
- -------------------------
Thousand (3,400,000) shares. The rights, preferences, privileges, and restrictions granted to and imposed on the Series A and Series B Preferred Stock are as set forth below in this Article III(B).
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          1.   Dividend Provisions.  The holders of shares of Series A and
               -------------------
Series B Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation) on the Common Stock of the Corporation, at the rate of (i) $0.20 per share per annum on each outstanding share of Series A Preferred Stock (as adjusted for stock splits, stock dividends or recapitalizations and the like with respect to such shares) and (ii) $0.52 per share per annum on each outstanding share of Series B Preferred Stock (as adjusted for stock splits, stock dividends or recapitalizations and the like with respect to such shares), in each case payable quarterly when, as and if declared by the Board of Directors. Such dividends shall not be cumulative.

          2.   Liquidation.
               -----------

               (a)  Preference.  In the event of any liquidation, dissolution or
                    ----------
winding up of the Corporation, either voluntary or involuntary, the holders of the Series A and Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to (i) $2.50 per share for each outstanding share of Series A Preferred Stock then held by them (the "Original Series A Issue Price") and (ii) $6.50 per share for each outstanding share of Series B Preferred Stock then held by them (the "Original Series B Issue Price"), plus declared but unpaid dividends on such share (subject to adjustment of such fixed dollar amounts for any stock splits, stock dividends, combination, recapitalizations or the like). If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A and Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A and Series B Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

               (b)  Remaining Assets.  Upon the completion of the distribution
                    ----------------
required by subsection (a) of this Section 2, all of the remaining assets of the Corporation available for distribution to shareholders shall be distributed among the holders of the Common Stock pro rata based on the number of shares of Common Stock held by each.

               (c)  Certain Acquisitions.
                    --------------------

                    (i)  Deemed Liquidation.  For purposes of this Section 2, a
                         ------------------
liquidation, dissolution or winding up of the Corporation shall be deemed to occur if the Corporation shall sell, convey, or otherwise dispose of all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a wholly-owned subsidiary corporation) or effect any other transaction or series of related transactions in which the shareholders of the Corporation immediately prior thereto own less than a majority of outstanding shares of voting stock of the Corporation (or its successor or parent) immediately

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thereafter, provided that this Section 2(c)(i) shall not apply to a merger
            --------
effected solely for the purpose of changing the domicile of the Corporation.

                    (ii)  Valuation of Consideration.  In the event of a deemed
                          --------------------------
liquidation as described in Section 2(c)(i) above, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

                         (A)  Securities not subject to investment letter or
other similar restrictions on free marketability:

                              (1) If traded on a securities exchange or The
Nasdaq National Market, the value shall be deemed to be the average of the closing sale prices of the securities on such exchange over the thirty-day period ending three (3) days prior to the closing;

                              (2) If actively traded over-the-counter other than
through The Nasdaq National Market, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty-day period ending three (3) days prior to the closing; and

                              (3) If there is no active public market, the value
shall be the fair market value thereof, as determined in good faith by the Board of Directors of the Corporation.

                         (B)  The method of valuation of securities subject to
investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in Section 2(c)(ii)(A) to reflect the approximate fair market value thereof, as mutually determined in good faith by the Board of Directors of the Corporation and the holders of a majority of the shares of Preferred Stock outstanding.

                    (iii) Notice of Transaction.  The Corporation shall give
                          ---------------------
each holder of record of Series A and Series B Preferred Stock written notice of a transaction described in 2(c)(i) not later than ten (10) days prior to the shareholders' meeting called to approve such transaction, or ten (10) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than ten (10) days after the Corporation has given the first notice provided for herein or sooner than ten
(10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

                    (iv) Effect of Noncompliance.  In the event the
                         -----------------------
requirements of this Section 2(c) are not complied with, the Corporation shall forthwith either cause the closing of the transaction to be postponed until such requirements have been complied with, or cancel such transaction, in which event the rights, preferences and privileges of the holders of the Series A and Series B Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Section 2(c)(iii) hereof.

          3.   Redemption.  The Preferred Stock is not redeemable.
               ----------

          4.   Conversion.  The holders of the Series A and Series B Preferred
               ----------
Stock shall have conversion rights as follows (the "Conversion Rights"):
                                                    -----------------

               (a)  Right to Convert.  Subject to Section 4(c), each share of
                    ----------------
Series A and Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (i) $2.50 in the case of the Series A Preferred Stock and (ii) $6.50 in the case of the Series B Preferred Stock by the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Conversion Price per share shall be $2.50 for shares of Series A Preferred Stock and $6.50 for shares of Series B Preferred Stock. Such initial Conversion Price shall be subject to adjustment as set forth in Section 4(d).

               (b)  Automatic Conversion.  Each share of Series A and Series B
                    --------------------
Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such share immediately upon the earlier of (i) except as provided below in Section 4(c), the Corporation's sale of its Common Stock in a firm commitment underwritten public offering (the "IPO") pursuant to a registration statement under the Securities Act of 1933, as
 ---
amended (the "Securities Act"), in which the Pre-Money Valuation (as defined
              --------------
below) of the Company is at least $125 million and which results in aggregate cash proceeds to the Corporation of not less than $15,000,000 (net of underwriting discounts and commissions) or (ii) the date specified by written consent or agreement of the holders of two thirds (66 2/3%) of the then outstanding shares of Preferred Stock, voting as a single class on an as-converted basis. Upon such automatic conversion, any declared but unpaid dividends shall be paid in accordance with Section 4(c). For the purpose of this subsection the term "Pre-Money Valuation" means the product obtained by
                     -------------------
multiplying (i) the per share public offering price by (ii) the number of shares of Common Stock outstanding on the date on which the Form S-1 registration statement for the IPO (the "Form S-1") is filed (assuming, for the purpose of
                            --------
calculating such number of shares of Common Stock (1) the conversion of all shares of Preferred Stock then outstanding, (2) the exercise and conversion of all options and warrants then outstanding, and (3) the issuance,

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exercise and conversion of all shares then reserved for issuance under the
Company's stock and option plans).

               (c)  Mechanics of Conversion.  Before any holder of Series A or
                    -----------------------
Series B Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such series of Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of such series of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act the conversion may, at the option of any holder tendering such Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive Common Stock upon conversion of such Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

               (d)  Conversion Price Adjustments of Preferred Stock for Certain
                    -----------------------------------------------------------
Dilutive Issuances, Splits and Combinations.  The Conversion Price of the Series
- -------------------------------------------
A and Series B Preferred Stock shall be subject to adjustment from time to time as follows:

                    (i)  Issuance of Additional Stock below Purchase Price.  If
                         -------------------------------------------------
the Corporation shall issue, after the date upon which any shares of Series B Preferred Stock were first issued (the "Purchase Date"), any Additional Stock
                                        -------------
(as defined below) without consideration or for a consideration per share less than the Conversion Price for a series in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for such series in effect immediately prior to each such issuance shall automatically be adjusted as set forth in this Section 4(d)(i), unless otherwise provided in this Section 4(d)(i).

                         (A)  Price Adjustment. Whenever the Conversion Price
                              ----------------
is adjusted pursuant to this Section 4(d)(i), the new Conversion Price shall be determined by multiplying the Conversion Price then in effect by a fraction, (x) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (the "Outstanding Common") plus the number of
                                         ------------------
shares of Common Stock that the aggregate consideration received by the Corporation for such issuance would purchase at such Conversion Price; and (y) the denominator of which shall be the number of shares of Outstanding Common plus the number of shares of such Additional Stock. For purposes of the foregoing calculation, the term "Outstanding Common" shall include shares of Common Stock deemed issued pursuant to Section 4(d)(i)(E) below.

                         (B)  Definition of "Additional Stock".  For purposes
                              --------------------------------
of this Section 4(d)(i), "Additional Stock" shall mean any shares of Common
                          ----------------
Stock issued (or deemed to have been issued pursuant to Section 4(d)(i)(E)) by the Corporation after the Purchase Date) other than

                              (1) Common Stock issued pursuant to a transaction
described in Section 4(d)(ii) hereof,

                              (2) Shares of Common Stock issuable or issued to
employees, consultants or directors of the Corporation pursuant to restricted stock purchase or stock option plans or agreements approved by the Board of Directors of the Corporation,

                              (3) Capital stock, or options or warrants to
purchase capital stock, issued to financial institutions or other lenders or lessors in connection with loans, leases, equipment financings or similar transactions,

                              (4) Shares of Common Stock or Preferred Stock
issuable upon exercise of warrants outstanding as of the date of these Amended and Restated Articles of Incorporation (and issuable on the conversion of shares issuable upon such exercise),

                              (5) Capital stock or warrants or options to
purchase capital stock issued in connection with bona fide acquisitions, mergers or similar transactions, the terms of which are approved by the Board of Directors of the Corporation,

                              (6) Shares of Common Stock issued or issuable upon
conversion of the Series A or Series B Preferred Stock,

                              (7) Shares of Common Stock issued or issuable in a
public offering prior to or in connection with which all outstanding shares of Preferred Stock will be converted to Common Stock, and

                              (8) Securities issued in connection with research
and development partnerships, licensing or collaborative arrangements and similar transactions approved by the Board of Directors of the Corporation.

                         (C)  No Fractional Adjustments.  No adjustment of the
                              -------------------------
Conversion Price for the Series A or Series B Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward.

                         (D)  Determination of Consideration.  In the case of
                              ------------------------------
the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof. In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

                         (E)  Deemed Issuances of Common Stock.  In the case of
                              --------------------------------
 the issuance (whether before, on or after the Purchase Date) of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this Section 4(d)(i):

                              (1)  The aggregate maximum number of shares of
Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Section 4(d)(i)(D)), if any, received by the Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

                              (2)  The aggregate maximum number of shares of
Common Stock deliverable upon conversion of or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Section 4(d)(i)(D).

                              (3)  In the event of any change in the number of
shares of Common Stock deliverable or in the consideration payable to the Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price of the Series A or the Series B Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

                              (4)  Upon the expiration of any such options or
rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Series A or Series B Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities which remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

                              (5)  The number of shares of Common Stock deemed
issued and the consideration deemed paid therefor pursuant to Sections 4(d)(i)(E)(1) and 4(d)(i)(E)(2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section 4(d)(i)(E)(3) or 4(d)(i)(E)(4).

                         (F)  No Increased Conversion Price.  Notwithstanding
                              -----------------------------
any other provisions of this Section (4)(d)(i), except to the limited extent provided for in Sections 4(d)(i)(E)(3) and 4(d)(i)(E)(4), no adjustment of the Conversion Price pursuant to this Section 4(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

                   (ii)  Stock Splits and Dividends.  In the event the
                         --------------------------
Corporation should at any time or from time to time after the Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of
                                   ------------------------
any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series A and Series B Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in
Section 4(d)(i)(E).

                   (iii) Reverse Stock Splits.  If the number of shares of
                         --------------------
Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the

Conversion Price for the Series A and Series B Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

               (e)  Other Distributions.  In the event the Corporation shall
                    -------------------
declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 4(d)(ii), then, in each such case for the purpose of this Section 4(e), the holders of Series A and Series B Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

               (f)  Recapitalizations.  If at any time or from time to time
                    -----------------
there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or Section 2) provision shall be made so that the holders of the Series A and Series B Preferred Stock shall thereafter be entitled to receive upon conversion of such Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of such Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of such Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

               (g)  No Impairment.  The Corporation will not, by amendment of
                    -------------
its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against impairment.

               (h)  No Fractional Shares and Certificate as to Adjustments.
                    ------------------------------------------------------

                    (i) No fractional shares shall be issued upon the conversion of any share or shares of the Series A or Series B Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. The number of shares issuable upon such conversion shall be determined on the basis of the total number of shares of Series A and Series B Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

                    (ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of Series A or Series B Preferred Stock pursuant to this
Section 4, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A or Series B Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth
(A) such adjustment and readjustment, (B) the Conversion Price for the Series A or Series B Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of the Series A or Series B Preferred Stock.

               (i)  Notices of Record Date.  In the event of any taking by the
                    ----------------------
Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series A and Series B Preferred Stock, at least ten
(10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

               (j)  Reservation of Stock Issuable Upon Conversion.  The
                    ---------------------------------------------
Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A and Series B Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of such series of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of such series of Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to these articles.

               (k)  Notices.  Any notice required by the provisions of this
                    -------
Section 4 to be given to the holders of shares of Series A or Series B Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

          5.   Voting Rights.  The holder of each share of Series A and Series B
               -------------
Preferred Stock shall have the right to one vote for each share of Common Stock into which such Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common

Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any shareholders' meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

          6.   Protective Provisions.  So long as at least 1,000,000 shares of
               ---------------------
Preferred Stock are outstanding (as adjusted for stock splits, stock dividends or recapitalizations), the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Preferred Stock, voting together as a class:

               (a) effect a transaction described in Section 2(c)(i) above;

               (b) alter or change the rights, preferences or privileges of the shares of Preferred Stock so as to affect adversely such shares;

               (c) increase the total number of authorized shares of Preferred Stock;

               (d) authorize or issue any other equity security, including any other security convertible into or exercisable for any equity security, having a preference over, or being on a parity with, the Preferred Stock with respect to voting, dividends, conversion, redemptions or upon liquidation;

               (e) redeem, purchase or otherwise acquire (or pay into or set funds aside for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall
                                 --------  -------
not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of such employment or consulting relationship, or through the exercise of any right of first refusal;

               (f) pay or declare any dividends on Common Stock (other than in Common Stock of the Company); or

               (g) take any action that would result in the taxation of the holders of Preferred Stock under Section 305 of the Internal Revenue Code.

          7.   Status of Converted Stock.  In the event any shares of  Preferred
               -------------------------
Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall be canceled and shall not be issuable by the Corporation. The Articles of Incorporation of the Corporation shall be appropriately amended to effect the corresponding reduction in the Corporation's authorized capital stock.

          8.   Repurchase of Shares.  In connection with repurchases by the
               --------------------
Corporation of its Common Stock pursuant to its agreements with certain of the holders thereof, Sections 502 and 503 of the California General Corporation Law shall not apply in whole or in part with respect to such repurchases.

     (C)  Common Stock.
          ------------

          1.   Dividend Rights.  Subject to the prior rights of holders of all
               ---------------
classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

          2.   Liquidation Rights.  Upon the liquidation, dissolution or winding
               ------------------
up of the Corporation, the assets of the Corporation shall be distributed as provided in Section 2 of Division (B) of this Article III.

          3.   Redemption.  The Common Stock is not redeemable.
               ----------

          4.   Voting Rights.  The holder of each share of Common Stock shall
               -------------
have the right to one vote, and shall be entitled to notice of any shareholders' meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.


                                  ARTICLE IV

     (A) The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

     (B) The Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) to the fullest extent permissible under California law.

     (C) Any amendment or repeal or modification of the foregoing provisions of this Article IV by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification."

                                 *     *     *

     3. The foregoing amendment has been approved by the Board of Directors of this corporation.

     4. The foregoing amendment was approved by the holders of the requisite number of shares of this corporation in accordance with Sections 902 and 903 of the California General Corporation Law. The total number of outstanding shares entitled to vote with respect to the foregoing amendment was 4,001,926 shares of Common Stock and 810,000 shares of Series A Preferred Stock. The number of shares voting in favor of the foregoing amendment equaled or exceeded the vote required. The percentage vote required was (i) a majority of the outstanding shares of Common Stock and Preferred Stock, voting together on an as-converted basis, (ii) a majority of the outstanding shares of Common Stock, voting as a separate class and (iii) a majority of the outstanding shares of Preferred Stock, voting as a separate class.

     The undersigned certify under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of our own knowledge.

     Executed at Menlo Park, California, on August 6, 1999.


                                        /s/ Albert L. Greene
                                        ---------------------------------
                                        Albert L. Greene, President

                                        /s/ Mark A. Medearis
                                        ---------------------------------
                                        Mark A. Medearis, Secretary

                                      -14-